                        Consent of Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements of the Fund" in the Prospectus and Statement of Additional Information and to the use of our report dated August 10, 1999 (except for Note 5, as to which the date is August 20, 1999) in the Registration Statement (Form N-1A) and related Prospectus of The Legends Fund, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 11 under the Securities Act of 1933 (Registration No. 33-50434) and Amendment No. 12 under the Investment Company Act of 1940 (Registration No. 811-7084).



                                                          /s/ Ernst & Young LLP
                                                          Ernst & Young LLP


Kansas City, Missouri
October 29, 1999